Exhibit 99.1

AmerisourceBergen Corporation
P.O. Box 959
Valley Forge, PA 19482

Contact:	Michael N. Kilpatric
610-727-7118
mkilpatric@amerisourcebergen.com

AMERISOURCEBERGEN REPORTS RECORD REVENUE, UP 10 PERCENT, AND $0.70 IN

DILUTED EPS FROM CONTINUING OPERATIONS FOR THE JUNE QUARTER

Significant Operating Margin Expansion

VALLEY FORGE, PA, July 24, 2008 — AmerisourceBergen Corporation (NYSE:ABC) today reported that in its fiscal year 2008 third quarter ended June 30, 2008, total revenue increased 10 percent to a record $18.0 billion, diluted earnings per share from continuing operations were $0.70 including $0.03 in special charges, up 4 percent, and the Pharmaceutical Distribution operating margin increased 10 basis points.

AmerisourceBergen also announced that the Company has signed an agreement to sell its PMSI workers’ compensation business to H.I.G. Capital, LLC for approximately $40 million, plus a contingency payment of up to an additional $10 million and subject to adjustments at closing. As a result, AmerisourceBergen is taking a non-cash charge of $222 million in the June quarter of fiscal 2008. The Company expects to complete the transaction by the end of September this year. In addition, results for the current and prior fiscal year for PMSI, including the charge, have been reclassified as a discontinued operation.

Fiscal Third Quarter Highlights

•	Record total revenue of $18.0 billion, up 10 percent.

•

Diluted earnings per share from continuing operations of $0.70, including $0.03 in special charges, a 4 percent increase; and up 30 percent when excluding PharMerica LTC in the third quarter of fiscal 2007 and special items in the same period of fiscal years 2007 and 2008.

•	Pharmaceutical Distribution operating margin of 1.14 percent, up 10 basis points.

•	Cash flow from operations of $131 million.

•	$159 million of share repurchases.

Fiscal First Nine Months Highlights

•	Record total revenue of $53.0 billion, up 7 percent.

•

Record diluted earnings per share from continuing operations of $2.16, including $0.03 in special charges, a 13 percent increase; and up 24 percent when excluding PharMerica LTC in fiscal 2007 and special items in the same period of fiscal years 2007 and 2008.

•	Pharmaceutical Distribution operating margin of 1.19 percent, up 4 basis points.

•	Cash flow from operations of $223 million.

•	$554 million in share repurchases.

“Our outstanding June quarter results in continuing operations were driven by excellent performance across the core distribution businesses, including our specialty business,” said R. David Yost, AmerisourceBergen’s President and Chief Executive Officer. “Above-market revenue growth, solid manufacturer price appreciation, and outstanding expense management all played a key role in delivering the results. This superior performance was achieved in a pharmaceutical market that was soft by historical standards. Our working capital management remains exceptional; we improved our liquidity in the quarter; and we continue to have a strong balance sheet.”

Commenting on the sale of PMSI, Yost said, “We were very disappointed with PMSI’s performance in this quarter, and after re-evaluating our alternatives, we decided to sell the PMSI workers’ compensation business in order to focus our full attention on our pharmaceutical distribution and related businesses and allow H.I.G. to focus on the opportunities at PMSI.

“Based on our strong performance, we have raised our expectations for diluted earnings per share from continuing operations for fiscal year 2008 to a range of $2.81 to $2.89 from the previous range of $2.77 to $2.87. This guidance includes $0.03 of special charges and no contribution from PMSI.”

Consolidated Results

•

Total revenue was $18.0 billion in the third quarter of fiscal 2008 compared to $16.3 billion for the same period last year, a 10 percent increase, reflecting an 11 percent increase in the Pharmaceutical Distribution Segment.

•

Despite the 22 percent increase in operating income in the Pharmaceutical Distribution Segment, consolidated operating income in the fiscal 2008 third quarter decreased 3 percent to $197.5 million from $202.9 million in the previous fiscal year’s third quarter. Special charges in the fiscal year 2008’s third quarter, primarily for employee severance as the Company continues to streamline its organization, had a $7.9 million negative impact on consolidated operating income. In the previous fiscal year’s third quarter, special items had a net positive impact of $28.4 million and PharMerica Long-Term Care (LTC), which was spun off in July 2007, contributed $6.1 million.

•

The effective tax rate for the third quarter of fiscal 2008 was 37.6 percent, compared to 34.8 percent in the previous fiscal year’s third quarter. The Company expects its ongoing effective tax rate to be slightly above 38 percent.

•	Diluted earnings per share from continuing operations were up 4 percent to $0.70 in the third quarter of fiscal 2008 compared to $0.67 in the previous fiscal year’s third quarter.

•

Excluding the benefits in the third quarter of fiscal year 2007 of $0.02 from PharMerica LTC and $0.09 in special items, as well as the $0.03 special charge in the same quarter of 2008, AmerisourceBergen’s diluted earnings per share from continuing operations in the third quarter of fiscal year 2008 increased 30 percent.

•

Average diluted shares outstanding for the third quarter of fiscal year 2008 were 161 million, down 27 million shares from the previous fiscal year’s third quarter due to share repurchases, net of option exercises.

•	In the first nine months of fiscal 2008, total revenue was $53.0 billion, a 7 percent increase over the $49.4 billion in total revenue in the previous fiscal year’s first nine months.

•

For the first nine months of fiscal 2008 diluted earnings per share from continuing operations were $2.16 compared to $1.91 for the same period of the previous fiscal year, a 13 percent increase, and up 24 percent when excluding PharMerica LTC in fiscal 2007 and special items in the same period of both fiscal years 2007 and 2008. In the first nine months of fiscal 2008, diluted earnings per share from continuing operations were reduced by $0.03 from the net impact of special items. In the prior year nine-month period, earnings per share from continuing operations benefited $0.06 per diluted share due to the net impact of special items, and the PharMerica LTC business added $0.08 to diluted earnings per share in the period.

AmerisourceBergen consists of the following two reportable segments: Pharmaceutical Distribution (which includes the operations of AmerisourceBergen Drug Corporation, Specialty Group, Packaging Group and Bellco Health) and Other (which includes PharMerica Long-Term Care through July 31, 2007, and excludes PMSI, which has been reclassified to discontinued operations in all periods presented).

Pharmaceutical Distribution Segment Results

•

Total revenue of $18.0 billion in the third quarter of fiscal 2008 was up 11 percent compared to the same quarter in the previous fiscal year, due to an 8 percent increase in AmerisourceBergen Drug Corporation revenue, primarily from its institutional customers, and a 3 percent contribution from Bellco Health, which was acquired at the beginning of the fiscal year. Specialty Group total revenue was up 4 percent.

•

Gross profit as a percentage of total revenue increased 1 basis point to 2.77 percent in the fiscal 2008 third quarter compared to the same period in the previous year driven by solid price appreciation, including branded pharmaceuticals and select generic drug increases, and increased contribution from generic drugs. The LIFO charge in the fiscal 2008 third quarter was $5.0 million compared with a $1.7 million credit in the previous year’s third quarter. For the first nine months of fiscal 2008, the LIFO charge was $17.7 million compared to a $7.1 million charge in the same period last year.

•

Operating expenses as a percentage of total revenue in the fiscal third quarter of 2008 were 1.63 percent, down 10 basis points from the same period in the previous fiscal year, due to improved productivity and the benefits of the Company’s streamlined organization. Almost all of the year-over-year dollar increase in expenses in the quarter was due to the Bellco acquisition.

•

Operating income increased a robust 22 percent to $205.4 million in the fiscal 2008 third quarter compared with the previous year’s third quarter due to excellent revenue growth, improved gross profit and exceptional expense management.

•	As a percentage of total revenue, the operating margin in the fiscal 2008 third quarter was 1.14 percent, a 10 basis point increase over the same period in the previous fiscal year.

Other Segment Results

•

In the fiscal 2008 third quarter, the Other Segment had no results because the PMSI workers’ compensation business was reclassified as a discontinued operation. In the third quarter of 2007, the Other Segment included PharMerica LTC, which contributed revenue of $306.7 million and operating income of $6.1 million.

Fiscal Year 2008 Expectations

“We have raised our expectations for diluted earnings per share from continuing operations for fiscal year 2008 to a range of $2.81 to $2.89 from the previous range of $2.77 to $2.87,” said Yost. “This new range implies a fourth quarter fiscal 2008 range of $0.65 to $0.73. The midpoint of the new expectations for fiscal year 2008, excluding the $0.03 of special charges in fiscal 2008, represents a 22 percent increase over the $2.36 per share from continuing operations for fiscal year 2007, which excludes the $0.09 benefit from special items and the $0.08 contribution from PharMerica LTC in fiscal year 2007. The fiscal year 2008 range reflects no contributions from PMSI because it is classified as a discontinued operation and includes $0.03 of special charges.

“Our revenue assumptions supporting our diluted earnings per share from continuing operations expectations in fiscal year 2008 remain unchanged in a range of 7 percent to 9 percent, and we expect to be at the low end of the range. Our assumption for operating margin expansion in the Pharmaceutical Distribution Segment improves to the low to mid single-digit basis point range from the low single-digit basis point range.

“In the first nine months of fiscal 2008, we repurchased $554 million of our shares and expect to use the majority of the $144 million remaining in our current share repurchase authorization during the remainder of this fiscal year, substantially exceeding our original expectation of repurchasing $400 million to $500 million of our shares in fiscal year 2008. We continue to expect free cash flow for fiscal year 2008 in the range of $450 million to $525 million, which includes capital expenditures in the $125 million range.”

Fiscal Year 2009 Preview

Looking ahead to fiscal year 2009, Yost commented, “Although we are in the middle of our detailed planning process for fiscal year 2009, I remain confident that even if pharmaceutical market growth is in the 2 percent to 3 percent range next year, we see a clear path to delivering low double-digit diluted earnings per share from continuing operations growth in fiscal year 2009 through continued expense management, operating margin expansion and strong cash generation. As in the past, we expect to announce our diluted earnings per share expectations for fiscal year 2009 when we release our fiscal year 2008 results, currently scheduled for October 30, 2008.”

Conference Call

The Company will host a conference call to discuss its results at 11:00 a.m. Eastern Time on July 24, 2008. Participating in the conference call will be: R. David Yost, President and Chief Executive Officer and Michael D. DiCandilo, Executive Vice President, Chief Financial Officer and Chief Operating Officer for AmerisourceBergen Drug Corporation.

To access the live conference call via telephone:

Dial in: (612) 332-0806, no access code required.

To access the live webcast:

Go to the Quarterly Webcasts section on the Investor Relations page at http://www.amerisourcebergen.com.

A replay of the telephone call and webcast will be available from 1:00 p.m. July 24, 2008 until 11:59 p.m. July 31, 2008. The Webcast replay will be available for 30 days.

To access the replay via telephone:

Dial in:	(800) 475-6701 from within the U.S., access code: 953331 (320) 365-3844 from outside the U.S., access code: 953331

To access the archived webcast:

Go to the Quarterly Webcasts section on the Investor Relations page at http://www.amerisourcebergen.com.

About AmerisourceBergen

AmerisourceBergen is one of the world’s largest pharmaceutical services companies serving the United States, Canada and selected global markets. Servicing both pharmaceutical manufacturers and healthcare providers in the pharmaceutical supply channel, the Company provides drug distribution and related services designed to reduce costs and improve patient outcomes. AmerisourceBergen’s service solutions range from pharmacy automation and pharmaceutical packaging to reimbursement and pharmaceutical consulting services. With more than $70 billion in annualized revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs approximately 11,200 people. AmerisourceBergen is ranked #28 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.

Forward-Looking Statements

This news release may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in any forward-looking statements: changes in pharmaceutical market growth rates; competitive pressures; the loss of one or more key customer or supplier relationships; changes in customer mix; customer or supplier defaults or insolvencies; changes in pharmaceutical manufacturers’ pricing and distribution policies or practices; adverse resolution of any contract or other disputes with customers (including departments and agencies of the U.S. Government) or suppliers; regulatory changes (including increased government regulation of the pharmaceutical supply channel); government enforcement initiatives (including (i) the imposition of increased obligations upon pharmaceutical distributors to detect and prevent suspicious orders of controlled substances (ii) the commencement of further administrative actions by the U. S. Drug Enforcement Administration seeking to suspend or revoke the license of any of the Company’s distribution facilities to distribute controlled substances, (iii) the commencement of any enforcement actions by any U.S. Attorney alleging violation of laws and regulations regarding diversion of controlled substances and suspicious order monitoring), or (iv) the commencement of any administrative actions by the board of pharmacy of any state seeking to suspend, revoke or otherwise restrict the ability of any of the Company’s distribution facilities or businesses to distribute or dispense pharmaceuticals in such state; changes in U.S. government policies (including reimbursement changes arising from federal legislation, including the Medicare Modernization Act and the Deficit Reduction Act of 2005); changes in regulatory or clinical medical guidelines, reimbursement practices and/or labeling for the pharmaceuticals we distribute, including erythropoiesis-stimulating agents (ESAs) used to treat anemia patients; price inflation in branded pharmaceuticals and price deflation in generics; fluctuations in market interest rates; operational or control issues arising from the Company’s outsourcing of information technology activities; success of integration, restructuring or systems initiatives; fluctuations in the U.S. dollar—Canadian dollar exchange rate and other foreign exchange rates; economic, business, competitive and/or regulatory developments in Canada, the United Kingdom and elsewhere outside of the United States; acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control; the inability of the Company to complete the divestiture of its PMSI workers’ compensation business; an increase in the impairment charge related to PMSI if the divestiture is not completed; any disruption to or other adverse effects on the Company related to its exit from the PMSI workers’ compensation business and classification of that business as a discontinued operation; the incurrence of additional costs, expenses or liabilities in the future related to discontinued operations; the inability of the Company to successfully complete any other transaction that the Company may wish to pursue from time to time; changes in tax legislation or adverse resolution of challenges to our tax positions; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting the business of the Company generally. Certain additional factors that management believes could cause actual outcomes and results to differ materially from those described in forward-looking statements are set forth (i) in Item 1A (Risk Factors) in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007 and elsewhere in that report and (ii) in other reports filed by the Company pursuant to the Securities Exchange Act of 1934.

###

AMERISOURCEBERGEN CORPORATION

FINANCIAL SUMMARY

(In thousands, except per share data)

(unaudited)

	Three Months Ended June 30, 2008	% of Total Revenue	Three Months Ended June 30, 2007	% of Total Revenue	% Change
Revenue:
Operating revenue	$17,507,497		$15,289,657		15%
Bulk deliveries to customer warehouses	489,169		1,054,319		-54%

Total revenue	17,996,666	100.00%	16,343,976	100.00%	10%
Cost of goods sold	17,498,621		15,773,173		11%

Gross profit	498,045	2.77%	570,803	3.49%	-13%
Operating expenses:
Distribution, selling and administrative	271,098	1.51%	341,855	2.09%	-21%
Depreciation and amortization	21,557	0.12%	22,595	0.14%	-5%
Facility consolidations, employee severance and other	7,865	0.04%	3,496	0.02%	125%

Operating income	197,525	1.10%	202,857	1.24%	-3%
Other loss	768	—	3,516	0.02%	-78%
Interest expense, net	15,966	0.09%	6,313	0.04%	153%

Income from continuing operations before income taxes	180,791	1.00%	193,028	1.18%	-6%
Income taxes	68,026	0.38%	67,147	0.41%	1%

Income from continuing operations	112,765	0.63%	125,881	0.77%	-10%
(Loss) income from discontinued operations, net of tax	(220,785)		4,027

Net (loss) income	$(108,020)		$129,908

Basic earnings per share:
Continuing operations	$0.71		$0.68		4%
Discontinued operations	(1.38)		0.02
Rounding	(0.01)		—

Total	$(0.68)		$0.70

Diluted earnings per share:
Continuing operations	$0.70		$0.67		4%
Discontinued operations	(1.37)		0.02

Total	$(0.67)		$0.69

Weighted average common shares outstanding:
Basic	159,532		185,172
Diluted (1)	161,117		187,951

(1)	Includes the dilutive effect of stock options and restricted stock.

AMERISOURCEBERGEN CORPORATION

FINANCIAL SUMMARY

(In thousands, except per share data)

(unaudited)

	Nine Months Ended June 30, 2008	% of Total Revenue	Nine Months Ended June 30, 2007	% of Total Revenue	% Change
Revenue:
Operating revenue	$50,857,011		$46,067,640		10%
Bulk deliveries to customer warehouses	2,174,876		3,311,953		-34%

Total revenue	53,031,887	100.00%	49,379,593	100.00%	7%
Cost of goods sold	51,512,338		47,662,277		8%

Gross profit	1,519,549	2.87%	1,717,316	3.48%	-12%
Operating expenses:
Distribution, selling and administrative	821,404	1.55%	1,031,651	2.09%	-20%
Depreciation and amortization	63,550	0.12%	64,248	0.13%	-1%
Facility consolidations, employee severance and other	9,426	0.02%	9,654	0.02%	-2%

Operating income	625,169	1.18%	611,763	1.24%	2%
Other loss	513	—	3,958	0.01%	-87%
Interest expense, net	51,081	0.10%	24,324	0.05%	110%

Income from continuing operations before income taxes	573,575	1.08%	583,481	1.18%	-2%
Income taxes	219,573	0.41%	218,430	0.44%	1%

Income from continuing operations	354,002	0.67%	365,051	0.74%	-3%
(Loss) income from discontinued operations, net of tax	(218,350)		16,540

Net income	$135,652		$381,591

Basic earnings per share:
Continuing operations	$2.18		$1.93		13%
Discontinued operations	(1.35)		0.09
Rounding	0.01		—

Total	$0.84		$2.02

Diluted earnings per share:
Continuing operations	$2.16		$1.91		13%
Discontinued operations	(1.33)		0.09
Rounding	—		(0.01)

Total	$0.83		$1.99

Weighted average common shares outstanding:
Basic	162,047		188,795
Diluted (1)	163,977		191,590

(1)	Includes the dilutive effect of stock options and restricted stock.

AMERISOURCEBERGEN CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	June 30, 2008	September 30, 2007
ASSETS
Current assets:
Cash and cash equivalents	$583,086	$640,204
Short-term investment securities available-for-sale	—	467,419
Accounts receivable, net	3,667,083	3,415,772
Merchandise inventories	4,116,250	4,097,811
Prepaid expenses and other	27,420	31,828
Assets held for sale	53,952	284,818

Total current assets	8,447,791	8,937,852
Property and equipment, net	521,223	493,647
Other long-term assets	3,019,326	2,878,565

Total assets	$11,988,340	$12,310,064

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,039,074	$6,964,594
Current portion of long-term debt	1,872	476
Other current liabilities	809,783	872,703
Liabilities held for sale	20,773	26,337

Total current liabilities	7,871,502	7,864,110
Long-term debt, less current portion	1,231,199	1,227,077
Other long-term liabilities	161,674	119,157
Stockholders’ equity	2,723,965	3,099,720

Total liabilities and stockholders’ equity	$11,988,340	$12,310,064

AMERISOURCEBERGEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Nine Months Ended June 30, 2008	Nine Months Ended June 30, 2007
Operating Activities:
Net income	$135,652	$381,591
Loss (income) from discontinued operations	218,350	(16,540)

Income from continuing operations	354,002	365,051
Adjustments to reconcile income from continuing operations to net cash provided by operating activities	140,558	133,730
Changes in operating assets and liabilities	(279,987)	558,585

Net cash provided by operating activities - continuing operations	214,573	1,057,366
Net cash provided by operating activities - discontinued operations	8,382	22,961

Net cash provided by operating activities	222,955	1,080,327

Investing Activities:
Capital expenditures	(80,621)	(79,026)
Cost of acquired companies, net of cash acquired	(162,220)	(85,652)
Proceeds from sales of property and equipment	1,417	6,443
Proceeds from sales of other assets	1,176	4,852
Net short-term investment activity	467,419	(886,360)

Net cash provided by (used in) investing activities - continuing operations	227,171	(1,039,743)
Net cash used in investing activities - discontinued operations	(1,273)	(88,497)

Net cash provided by (used in) investing activities	225,898	(1,128,240)

Financing Activities:
Net borrowings	13,762	103,679
Deferred financing costs and other	(1,373)	(3,078)
Purchases of common stock	(553,675)	(888,390)
Exercises of stock options	72,220	89,958
Cash dividends on common stock	(36,748)	(28,515)

Net cash used in financing activities - continuing operations	(505,814)	(726,346)
Net cash used in financing activities - discontinued operations	(157)	—

Net cash used in financing activities	(505,971)	(726,346)

Decrease in cash and cash equivalents	(57,118)	(774,259)
Cash and cash equivalents at beginning of period	640,204	1,261,268

Cash and cash equivalents at end of period	$583,086	$487,009

AMERISOURCEBERGEN CORPORATION

SUMMARY SEGMENT INFORMATION

(dollars in thousands)

(unaudited)

	Three Months Ended June 30,
Total Revenue	2008	2007	% Change
Pharmaceutical Distribution	$17,996,666	$16,248,832	11%
Other	—	306,670	N/M
Intersegment eliminations	—	(211,526)	N/M

Total revenue	$17,996,666	$16,343,976	10%

	Three Months Ended June 30,
Operating Income	2008	2007	% Change
Pharmaceutical Distribution	$205,390	$168,312	22%
Other	—	6,122	N/M
Facility consolidations, employee severance and other	(7,865)	(3,496)	-125%
Gain on antitrust litigation settlements	—	31,919	N/M

Operating income	$197,525	$202,857	-3%

Percentages of total revenue:
Pharmaceutical Distribution
Gross profit	2.77%	2.76%
Operating expenses	1.63%	1.73%
Operating income	1.14%	1.04%
Other
Gross profit	N/A	29.38%
Operating expenses	N/A	27.38%
Operating income	N/A	2.00%
AmerisourceBergen Corporation
Gross profit	2.77%	3.49%
Operating expenses	1.67%	2.25%
Operating income	1.10%	1.24%

AMERISOURCEBERGEN CORPORATION

SUMMARY SEGMENT INFORMATION

(dollars in thousands)

(unaudited)

	Nine Months Ended June 30,
Total Revenue	2008	2007	% Change
Pharmaceutical Distribution	$53,031,887	$49,083,637	8%
Other	—	941,385	N/M
Intersegment eliminations	—	(645,429)	N/M

Total revenue	$53,031,887	$49,379,593	7%

	Nine Months Ended June 30,
Operating Income	2008	2007	% Change
Pharmaceutical Distribution	$633,010	$564,631	12%
Other	—	21,224	N/M
Facility consolidations, employee severance and other	(9,426)	(9,654)	2%
Gain on antitrust litigation settlements	1,585	35,562	-96%

Operating income	$625,169	$611,763	2%

Percentages of total revenue:
Pharmaceutical Distribution
Gross profit	2.86%	2.86%
Operating expenses	1.67%	1.71%
Operating income	1.19%	1.15%
Other
Gross profit	N/A	29.36%
Operating expenses	N/A	27.10%
Operating income	N/A	2.25%
AmerisourceBergen Corporation
Gross profit	2.87%	3.48%
Operating expenses	1.69%	2.24%
Operating income	1.18%	1.24%